Exhibit 99.1


Company Statements Relating
To Forward Looking Information
(Filed Pursuant to Rule 175)


1.	Statement from press release issued by the company on May 30, 1996:

Mr. Richard J. Kogan, President and Chief Executive Officer, commenting on the Company's earnings per share for 1996, stated that based on the company's business results to date, the Company sees 1996 earnings per share coming in slightly above $3.26 per share, or in the order of a 15 percent increase, assuming no unforeseen changes in the marketplace.